10390 Pacific Center Court, San Diego, CA 92121-4340 858•646•1100, FAX: 858•646•1150 www.vical.com

FOR IMMEDIATE RELEASE	Exhibit 99.1
August 1, 2016

Contact:	Tony Ramos
(858) 646-1127
Website: www.vical.com

Vical Announces $7.8 Million Equity Investment by Partner, AnGes MG

SAN DIEGO, August 1, 2016 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) announced an agreement by AnGes, MG, Vical’s long-time partner and an existing shareholder, to purchase approximately $7.8 million of Vical’s common stock in a private placement. The shares are being sold at a price of $4.24 per share, the 90-day volume weighted average price of Vical’s common stock and a premium compared to the closing price on July 29. With the new investment, AnGes’ equity position in Vical will increase from 2.4% to approximately 18.6% of Vical’s outstanding shares. The private placement is expected to close on or about August 2, 2016, subject to the satisfaction or waiver of customary closing conditions.

Since 2006, Vical and AnGes have partnered on various product candidates leveraging Vical’s patented DNA delivery technologies across multiple disease areas. Most recently, Vical and AnGes announced in January 2015 a collaboration to develop and commercialize an equine polyclonal antibody therapy for patients afflicted with Ebola virus disease. AnGes first became an equity investor in Vical in 2006.

“We are very pleased to have the strong support of AnGes, who has been a committed partner and Vical shareholder for more than a decade,” said Vijay Samant, President and Chief Executive Officer. “AnGes recognizes the promise of our platform and the potential of our pipeline. This investment, with its attractive terms, coupled with our efficient cash management, reinforce our solid financial position as we work to complete the Phase 1 trial of our novel antifungal, VL-2397, and initiate a Phase 2 trial of our bivalent HSV-2 vaccine during the second half of 2016.”

Vical/page 2

The shares will be subject to a two-year lock up period in which they may not be sold. AnGes has agreed to refrain from taking specific actions with respect to Vical’s stock, subject to certain conditions, including not increasing its ownership position beyond 19.9%. AnGes is entitled to have a representative attend meetings of Vical’s Board of Directors in a non-voting capacity, and may under certain conditions be entitled to have a representative appointed to Vical’s Board of Directors in the future. AnGes has also agreed to vote its shares in accordance with the recommendations of Vical’s Board of Directors for so long as it continues to hold a specified percentage of Vical’s outstanding common stock. Vical also agreed under certain circumstances in the future to register the shares for resale by AnGes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities being sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements.

About AnGes

AnGes is a Japanese biopharmaceutical company that focuses on the development and commercialization of gene-based medicines for diseases with high unmet medical needs. The company's lead program is the gene therapy with hepatocyte growth factor (HGF) plasmid designed to improve blood circulation by regenerating blood vessels, for the treatment of critical limb ischemia. Additional information on AnGes is available at www.anges-mg.com/en.

About Vical

Vical develops biopharmaceutical products for the prevention and treatment of chronic or life-threatening infectious diseases, based on its patented DNA delivery technologies and other therapeutic approaches. Additional information on Vical is available at www.vical.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include size, timing and closing of

Vical/page 3

the private placement, anticipated developments in independent and collaborative programs, including the plans, timing of initiation, and completion of clinical trials. Risks and uncertainties include whether the closing conditions associated with the private placement will be satisfied, whether Vical or others will continue development of ASP0113, Vical’s HSV-2 vaccine, VL-2397 or any other independent or collaborative programs; whether Vical or its collaboration partners will be able to obtain regulatory allowances or guidance necessary to proceed with proposed clinical trials or implement anticipated clinical trial designs; whether on-going or planned clinical trials will be initiated or completed on the timelines Vical currently expects, whether any product candidates will be shown to be safe and efficacious in clinical trials; whether Vical is able to continue its collaborative arrangements or enter into new ones; whether Vical will have access to sufficient capital to fund its planned development activities; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

#          #          #